EXHIBIT 99.1

Frankfort First Bancorp, Inc.

Frankfort First Bancorp, Inc.

For Immediate Release October 6, 1999

Contact:       Danny A. Garland, Vice President
               Don Jennings or Clay Hulette
               (502) 223-1638
               216 West Main Street
               P.O. Box 535
               Frankfort, KY  40602

       FRANKFORT FIRST BANCORP, INC. ANNOUNCES
       COMPLETION OF STOCK REPURCHASE PROGRAM
              INITIATION OF NEW PROGRAM

     Frankfort First Bancorp, Inc. (NASDAQ:FKKY) announced today that it had substantially completed it repurchase program announced on March 24, 1999 and that its Board has authorized a new program for repurchase of up to 5% of the oustanding shares remaining.

     Since March 24, 1999, Frankfort First Bancorp, Inc. has repurchased 76,337 shares at an average price of $14.96 per share.

     A new stock repurchase program will begin immediately whereby Frankfort First Bancorp, Inc. will purchase up to 73, 295 shares or approximately 5% of the company's outstanding shares. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company.

     William C. Jennings, President of the Company, stated that the repurchase should be completed within nine months. Mr. Jennings explained that the Board of Directors considers the Company's common stock to be an attractive investment. In addition, the repurchase program may improve liquidity in the market for the common stock and result in increased earnings per
share.    According to Mr. Jennings, the repurchases generally
would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of purchases.

     First Federal Savings Bank of Frankfort operates three offices in Frankfort, Kentucky. Frankfort First Bancorp, Inc.
shares are traded on the Nasdaq National Market under the symbol
FKKY. The Company has approximately 1.5 million shares outstanding.